Exhibit 10.2

To: Steven Basta

November 7, 2002

BioForm

BioForm, Inc.

4133 Courtney Road #10

Franksville, WI 53126

November 7, 2002

PERSONAL AND CONFIDENTIAL

Steven Basta

[HOME ADDRESS]

Dear Steve:

On behalf of the Board of Directors (“BOD”) of BioForm, Inc., it is my pleasure to offer you an employment position with BioForm, Inc. (the “Company” or “BioForm”) on the following terms:

1.	Employment Duties. Your employment shall be with the Company in the position of President and CEO. You shall devote your full time, ability, attention, energy and skills solely and exclusively to performing all duties as assigned or delegated to you by the Company except as specified herein or as mutually agreed by you and the BOD. You shall also be appointed a Director of the Company at the next meeting of the BOD.

2.	Start Date. If you accept this offer, your employment with the Company as President and CEO (hereafter referred to as “CEO”) shall begin no later than November 11, 2002. Given the constraints of your current employment at Gliatech, the Company would like to hire you at no less than 50% time, with pro-rated salary in accordance with the base salary provided in Section 3, with the expectation that you become full-time no later than January 1, 2003. For purposes of stock vesting, benefits and other calculations, your first day of employment at the 50% level shall be considered your Start Date.

We recognize that you may have continuing limited obligations to oversee the completion of the Gliatech bankruptcy process beyond January 1, 2003. You may continue to hold a senior officer or Director position of Gliatech through the termination of the Gliatech bankruptcy process subject to the limitation that this

To: Steven Basta

November 7, 2002

position not interfere materially with your performance of your duties to BioForm and position not interfere materially with your performance of your duties to BioForm and that you not spend more than 10% of your time during working hours on Gliatech activities. We mutually agree that your primary responsibility beyond January 1, 2003 shall be to BioForm.

3.	Salary. Upon employment as the CEO, you shall receive a base salary of $240,000 per annum to be paid on a bi-weekly basis. In addition, upon employment as the CEO, there will be up to a 40% annual bonus, in either cash or, upon mutual agreement by you and the BOD, in equity or a combination of cash and equity. The calculation of this bonus shall be based upon meeting milestones determined at the start of each year by you and the BOD and achievement against those milestones shall be reviewed annually by the BOD. Your salary and stock compensation shall be reviewed annually by the BOD.

You have the right, but not the obligation, to defer up to 50% of your salary until the completion of a financing of at least $10,000,000 (or a number agreed upon by the BOD) with terms acceptable to the BOD, including the monies raised in the bridge loan (the “Financing”). In return for deferring the salary, you shall receive a cash bonus equal to 50% of the amount of salary deferred. Such bonus and deferred salary amounts shall be paid upon completion of the financing. At any time, you may elect to stop such salary deferral and all amounts deferred shall be payable to you as current compensation at that time, but no bonus shall be due if termination of deferral is made prior to completion of the financing.

In the first year of employment, the bonus shall be awarded based on milestones to be determined by you and the BOD in the areas of:

•	Clinical development and approvals

•	Sales and Marketing

•	Product launch

The Company shall withhold and deduct all federal and state income, social security and disability taxes as required by applicable laws.

4.	Stock Purchase. Upon employment as the CEO, you will be offered a total of 525,000 incentive stock options, with an exercise price at fair market value as determined by the BOD at the time of grant. Of these options, 367,500 stock options shall vest according to the following schedule: 25% of the options will vest after the first year of employment, and 12.5% of the options will vest each six-month period thereafter, until 100% vesting is reached at forty-eight (48) months. The remaining 157,500 shall vest according to milestones determined with the mutual agreement of the CEO and the Board of Directors within sixty days from the time of hiring. The BOD and the CEO may review and modify these milestones in the future as appropriate.

To: Steven Basta

November 7, 2002

This option grant is subject to the approval of the Board of Directors and subject to the terms and conditions of the Company’s incentive stock option plan which will include such terms and conditions as are customary for agreements of this nature.

Approximately 24 months after the start date, the BOD will consider, based upon exceptional performance of the CEO and the company, an additional incentive stock option grant above and beyond the annual bonus. The BOD may determine at the time the appropriate exercise price which may be at fair market value or at a premium to market value in order to provide an incentive for equity value creation.

5.	Stock Milestone Bonus. You will also be offered stock options in addition to the Options mentioned in Section 4, based on the following milestone:

Upon successful completion of the Financing (which excludes financing from a strategic investor such as AMS), you will be offered 325,000 incentive stock options, with an exercise price at fair market value as determined by the BOD at the time of grant. The number of shares in this stock milestone bonus may be adjusted pro-rata by mutual agreement between you and the BOD in connection with a financing of substantially more or less than $10 million. As with the other stock options, 25% of the options will vest after the first year of employment, and 12.5% of the options will vest each six-month period thereafter, until 100% vesting is reached at forty-eight (48) months. These option grants are subject to the approval of the Board of Directors and subject to the terms and conditions of the Company’s incentive stock option plan which will include such terms and conditions as are customary for agreements of this nature.

6.	Vacation, Holidays and Sick Leave. Subject to the limitations explained in this Section 6, you will be entitled to 15 days of paid vacation, up to 10 days of paid holidays (including 2 floating holidays) and 6 days of paid sick leave for each year of employment under this Agreement. Vacation will accrue at the rate of 1.25 days per month. An employee may use vacation time once it has been accrued. Sick leave will accrue at the rate of 0.5 days per month. At the beginning of each calendar year the Company will confirm the dates of holidays for that calendar year. In December of 2002 you will be entitled to a one-time allocation of 5 vacation days in addition to the terms above in this paragraph.

To: Steven Basta

November 7, 2002

7.	Additional Benefits. You will qualify for the Company’s benefits plan for its employees. The Company currently has medical health insurance and is considering adding disability, dental, and vision insurance. The Company does not currently have a 401K plan. However, the BOD will consider these additional benefits for Company employees. You shall also be entitled to reimbursement by the Company for such customary, ordinary and necessary business expenses as are incurred by you in the performance of your duties and activities associated with promoting and maintaining the business of the Company. In addition, the company will give you the option to deduct, in pre-tax dollars from your salary, up to $5,000 per year of financial advisory service and disability insurance premiums as employment benefits, per counsel and outside auditor approval.

8.	Relocation. You agree to relocate your residence to the San Francisco Bay area as soon as possible. The Company will provide you, in connection with your relocation to the Bay area, with reimbursement of up to $45,000 for expenses in connection with your relocation. Reimbursable expenses may include, but are not necessarily limited to, professional mover expenses for one or more moves as necessary in the transition, temporary housing in the Bay area and closing costs (including points) related to the purchase of a home/condominium within two years of moving to the Bay area. Travel to the bay area for office start-up, recruiting and other business activities will not be included in calculation of this total. If any of the relocation expense reimbursement is considered taxable compensation, the company will gross up the reimbursement for the tax expense.

9.	Acceleration of Vesting. In the event the company is acquired and you are (i) terminated without cause or (ii) constructively terminated, the vesting of the the non-milestone option pool will be accelerated 100%. In addition, all milestone options other than those milestone options that have been expressly missed and thus forfeited by the milestone terms will be accelerated 100%, provided that at the time of acquisition, the value (including cash and stock) of the acquisition provides a cumulative IRR to Series A investors, based on all investments made in the Company to date, of at least 30%. Constructive termination is defined as (a) material reduction in salary or benefits; or (b) material reduction or change in pre-merger responsibilities above and beyond a job title change.

10.	Proprietary Rights and Confidentiality. As a condition of your employment with the Company, you shall execute, contemporaneously with the execution of this agreement, the Confidential Information, Non-Solicitation, and Invention Assignment Agreement and incorporated herein by this reference. This agreement must be signed prior to initiation of employment as CEO.

To: Steven Basta

November 7, 2002

11.	At Will Employment. Your employment with the Company is entirely voluntary for both parties and either you or the Company may conclude the employment relationship at any time for any reason, with or without notice to you. This “at will” employment relationship can only be modified in writing by the Board of Directors.

This Section 11 contains the entire agreement between you and the Company regarding the right and ability of either you or the Company to terminate your employment with the Company.

12.	Severance. In the event that your employment with the Company is involuntarily terminated (other than for “Cause” as defined below), you will be entitled to receive a severance payment. Your severance payment shall be six months base salary. Any severance payment paid to you under this Section 11 will be subject to applicable tax withholding and can be paid, at the Company’s option, periodically in accordance with the Company’s normal payroll. The severance payment you receive under this paragraph shall be in lieu of any further payments to you. Being terminated for “Cause” shall specifically mean, (i) any act of personal dishonesty intended to result in your personal enrichment and which is materially injurious to the Company, (ii) conviction of a felony, or conviction of a misdemeanor directly related to activities conducted at or on behalf of the Company, (iii) a willful act by you which constitutes gross misconduct and which is materially injurious to the Company, (iv) continual violation of your obligations as an executive officer of the Company which are willful and deliberate and are not cured upon 15 days written notice by the Company, or (v) any material breach of the Confidential Information, Non-Solicitation, and Invention Assignment agreement.

13.	Disputes. While the Company hopes in each instance that its employment relationships will be free of controversy, we are aware that disputes sometimes do arise. In the event any dispute arises between you and the Company or any employee of the Company, then, to the extent permitted by law, it shall be settled exclusively by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association.

14.	Indemnification and D&O Insurance. The Company currently has in place Directors and Officers Liability Insurance, which also covers the CEO.

To: Steven Basta

November 7, 2002

If you wish to accept this offer of employment, please sign in the space provided below. By so signing, you acknowledge that you have received no inducements or representations other than those set forth in this letter, which caused you to accept this offer of employment. This offer expires at 8pm, PST, on November 10, 2002.

We look forward to your favorable reply and to a productive and exciting working relationship.

Very truly yours.

By	/s/ Joseph Lai	11/7/2002
Joseph Lai, Chairman and CEO, BioForm, Inc.

Offer Accepted:

/s/ Steven Basta	11/10/02
Employee	Date